                                                                     EXHIBIT 11

                  MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                   COMPUTATION OF PER COMMON SHARE EARNINGS
                    (in millions, except per share amounts)


                                                     For the Three Months           For the Nine Months
                                                            Ended                           Ended
                                                  --------------------------       -----------------------
                                                  Sept. 25,        Sept. 26,       Sept. 25,      Sept.26,
                                                    1998             1997            1998           1998
                                                  ---------        ---------       ---------      --------
     EARNINGS (LOSS)
     Net earnings (loss)                           $(164)            $ 502           $ 915         $1,466
     Preferred stock dividends                        (9)               (9)            (28)           (29)
                                                   -----             -----           -----         ------
     Net earnings (loss) applicable to
       common stockholders                         $(173)            $ 493           $ 887         $1,437
                                                   =====             =====           =====         ======

     WEIGHTED-AVERAGE SHARES OUTSTANDING           357.6             339.8           354.1          339.2
                                                   -----             -----           -----         ------
     EFFECT OF DILUTIVE INSTRUMENTS
       Employee stock options                       29.6              30.6            30.9           29.2
       FCCAAP shares                                16.2              21.1            16.7           20.8
       Restricted units                              5.0               5.4             4.9            5.0
       ESPP shares                                     -                 -              .1             .1
       Convertible debt                                -                 -               -             .1
                                                   -----             -----           -----         ------
       DILUTIVE POTENTIAL COMMON SHARES             50.8              57.1            52.6           55.2
                                                   -----             -----           -----         ------
     TOTAL WEIGHTED-AVERAGE DILUTED SHARES         408.5 (1)         396.9           406.7          394.4
                                                   =====             =====           =====         ======
     BASIC EARNINGS (LOSS) PER SHARE               $(.49)            $1.45           $2.50         $ 4.24
                                                   =====             =====           =====         ======
     DILUTED EARNINGS (LOSS) PER SHARE             $(.49)(1)         $1.24           $2.18         $ 3.64
                                                   =====             =====           =====         ======


(1) Since accounting principles require that a net loss not be diluted by potential common shares, diluted loss per share for the 1998 third quarter is calculated using weighted-average shares outstanding only.

Notes:

     Basic and diluted earnings per share are based on actual numbers before rounding.

     Prior periods have been restated for the Midland Walwyn merger, as required under pooling-of-interests accounting.